Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen Investment Funds, Inc.

811-05309

A special meeting of the shareholders of Nuveen Tax
Free Fund (the  Fund ), a series of Nuveen
Investment Funds, Inc., was held on April 13, 2012.

The purpose of the meeting was to approve a reorganization of the Fund into Nuveen All-American
Municipal Bond Fund, a series of Nuveen Municipal
Trust.

The results of the shareholder vote of were as follows:

<c> Tax Free Fund
To approve an Agreement and
Plan of Reorganization (and the
related transactions)

   For

   Against
                37,620,768
   Abstain
                       33,640
   Broker Non-Votes
                       77,239
      Total
                37,731,647

Proxy materials are herein incorporated by reference to the SEC filing on February 3, 2012, under Conformed Submission Type N 14A, accession number 0001193125-12-038964.